Exhibit 99.1

Lexington Realty Trust
TRADED: NYSE: LXP
One Penn Plaza, Suite 4015
New York NY 10119-4015

Contact:
Investor or Media Inquiries, T. Wilson Eglin, CEO
Lexington Realty Trust
Phone (212) 692-7200 E-mail: tweglin@lxp.com

FOR IMMEDIATE RELEASE
January 5, 2012

LEXINGTON REALTY TRUST ANNOUNCES FOURTH QUARTER ACTIVITY

New York, NY - January 5, 2012 - Lexington Realty Trust (“Lexington”) (NYSE: LXP), a real estate investment trust (REIT) focused on single-tenant real estate investments, announced the following update on fourth quarter transaction activity, some of which was previously announced:

Leasing
During the fourth quarter of 2011, Lexington executed 12 new and extended leases for approximately 0.4 million square feet and ended the year with overall portfolio occupancy of approximately 96.0%. Overall, Lexington executed new and extended leases totaling approximately 4.8 million square feet in 2011.

Capital Recycling
Sales
During the fourth quarter of 2011, Lexington disposed of its interests in three properties to unrelated parties for an aggregate gross sales price of approximately $22.7 million. Total disposition activity for 2011 was approximately $160.1 million at a weighted-average cap rate of 7.4%.
Loan Investments
On November 18, 2011, Lexington received $11.5 million, in full satisfaction of a $10.0 million original principal amount mezzanine loan made in June, 2011, which included $1.5 million in accrued interest and a yield maintenance premium. This investment generated an annualized yield of approximately 36.5%.
On December 30, 2011, Lexington received $9.5 million, plus accrued interest, in full satisfaction of a mezzanine loan made in the first quarter of 2010. This investment generated an annualized yield of approximately 23.0%.
Joint Venture Investments
During the fourth quarter of 2011, Lexington received approximately $7.9 million as a distribution from a joint venture upon the satisfaction of the joint venture's sole asset, an interest in a mezzanine loan. Lexington invested approximately $5.8 million in the joint venture in June, 2011. This investment generated an annualized yield of approximately 79.5%.

Investment Activity
Property Acquisitions
On October 5, 2011, Lexington acquired a 475,000 square foot distribution facility in Chillicothe, Ohio for approximately $12.1 million (8.2% initial cap rate). The facility is net-leased to a single tenant for approximately 15 years.
Build-to-Suit Projects
Lexington continues to fund the construction of the previously announced build-to-suit projects in (1) Huntington, West Virginia (9.4% initial rap rate), (2) Saint Joseph, Missouri (9.5% initial cap rate), (3) Florence, South Carolina (10.0% initial cap rate), (4) Shreveport, Louisiana (9.5% initial cap rate), (5) Long Island City, New York (8.5% initial cap rate), and (6) Jessup, Pennsylvania (9.2% initial cap rate). The aggregate estimated cost of these six projects is approximately $116.7 million of which approximately $35.9 million was funded as of December 31, 2011.

Balance Sheet
Lexington reduced its consolidated debt during the fourth quarter of 2011 by approximately $39.0 million. This includes four mortgages that were to mature in 2012 totaling approximately $34.0 million. Overall indebtedness was reduced by approximately $119.0 million in 2011.
On October 28, 2011, Lexington settled its common share forward purchase obligation with a cash payment of approximately $4.0 million, which resulted in the retirement of approximately 4.0 million common shares underlying the obligation.
During the fourth quarter of 2011, Lexington repurchased and retired an aggregate of 419,126 Series B Cumulative Redeemable Preferred Shares and 91,104 Series C Cumulative Convertible Preferred Shares for an aggregate of approximately $14.0 million, at an approximate $1.0 million discount to liquidation preference. Overall, Lexington repurchased approximately $15.5 million of the Series B and Series C shares at an approximate $1.3 million discount to liquidation preference in 2011.

Common Share Dividend
On November 1, 2011, Lexington increased its regular common share dividend for the quarter ended December 31, 2011 to $0.125 per common share, which is payable on January 17, 2012 to common shareholders of record on December 30, 2011.
As of result of the increase in the common share dividend, Lexington's 6.00% Convertible Guaranteed Notes have a current conversion rate of 142.6917 common shares per $1,000 principal amount of the notes, representing a conversion price of $7.01 per common share.

ABOUT LEXINGTON REALTY TRUST

Lexington Realty Trust is a real estate investment trust that owns, invests in and manages office, industrial and retail properties primarily net-leased to major corporations throughout the United States and provides investment advisory and asset management services to investors in the net lease area. Lexington shares are traded on the New York Stock Exchange under the symbol “LXP”. Additional information about Lexington is available on-line at www.lxp.com or by contacting Lexington Realty Trust, Investor Relations, One Penn Plaza, Suite 4015, New York, New York 10119-4015.

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under Lexington's control which may cause actual results, performance or achievements of Lexington to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those factors and risks detailed in Lexington's periodic filings with the SEC. Lexington undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the occurrence of unanticipated events. Accordingly, there is no assurance that Lexington's expectations will be realized.

References to Lexington refer to Lexington Realty Trust and its consolidated subsidiaries. All interests in properties and loans are held through special purpose entities, which are separate and distinct legal entities, but consolidated for financial statement purposes and/or disregarded for income tax purposes.
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